Filed Pursuant to Rule 424(b)(3)

File No. 333-284714

PROSPECTUS

5,800,000 Shares of Common Stock Underlying the Convertible Note

28,625 Shares of Common Stock Underlying A.G.P. Warrants

22,727 Shares of Common Stock issued pursuant to the Sarborg Services Agreement

47,353 Shares of Common Stock issued pursuant to the Miscellaneous Issuances

This prospectus relates to the offer and resale of up to an aggregate of 5,898,705 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Conduit Pharmaceuticals Inc. (the “Company,” “we,” “our” or “us”), held by the selling stockholders listed in this prospectus or its permitted transferees (the “Selling Stockholders”). The shares of Common Stock registered for resale pursuant to this prospectus (the “Shares”) consist of (i) 5,800,000 Shares that may be issued, assuming the minimum conversion price, upon the conversion of the A.G.P. November 2024 convertible promissory note (the “Convertible Note”), into shares of Common Stock, at the discretion of A.G.P./Alliance Global Partners (“A.G.P.”); (ii) 28,625 Shares underlying warrants issued to A.G.P. on October 29, 2024 (the “A.G.P. Warrants”) pursuant to that certain Bridge Loan Agreement dated October 29, 2024 (the “A.G.P. Bridge Agreement”), entered into between the Company and A.G.P; (iii) 22,727 Shares issued pursuant to the Services Agreement (the “Sarborg Services Agreement”) entered into on December 12, 2024 by and between SARBORG Limited (“Sarborg”) and the Company; and (iv) 47,353 Shares (the “Miscellaneous Issuances”) consisting of: (a) 8,161 Shares issued pursuant to a Consulting Agreement entered into by and between the Company and Jack Heilbron on November 8, 2022 (the “Heilbron Consulting Agreement”); (b) 27,812 Shares issued in satisfaction of obligations the Company incurred under the Loan Extension Amendment entered into on September 20, 2024 (the “Isayan Loan Amendment”) by and between the Company and Vrezh Isayan and Sharon Lee Isayan (the “Isayan Payees”) of which amended the Convertible Promissory Note entered into on March 20, 2023 by and between the Company and the Isayan Payees (the “Isayan Convertible Promissory Note” and together with the Isayan Loan Amendment, the “Isayan Loan Agreements”); (c) 5,690 Shares issued in satisfaction of obligations the Company incurred under the Loan Agreement dated May 1, 2022 entered into by and between Anthony Reeves and the Conduit Pharmaceuticals Limited (“Conduit Limited”) a subsidiary of the Company (the “Reeves Loan Agreement”) of which was amended by the Loan Variation Agreement entered into by and between Anthony Reeves and the Company on October 9, 2024 (the “Loan Variation Agreement”, and together with the Reeves Loan Agreement, the “Reeves Loan Agreements”); and (d) 5,690 Shares issued in satisfaction of obligations the Company incurred under the Loan Agreement dated May 1, 2022 entered into by and between Jerry Bereika and the Conduit Limited (the “Bereika Loan Agreement”) of which was amended by the Loan Variation Agreement entered into by and between Jerry Bereika and the Company on October 9, 2024 (the “Loan Variation Agreement”, and together with the Bereika Loan Agreement, the “Bereika Loan Agreements”).

We are registering the Shares on behalf of the Selling Stockholders to be offered and sold by them from time to time. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of our Common Stock by the Selling Stockholder in the offering described in this prospectus. The Selling Stockholders may sell any, all or none of the Shares offered by this prospectus. For more information, see “Use of Proceeds.”

The Selling Stockholder, or its respective transferees, pledgees, donees or other successors-in-interest, may offer or sell the Shares from time to time in a number of different ways and at varying prices, including through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” on page 21 of this prospectus for more information about how the Selling Stockholder may sell or dispose of the shares of Common Stock being registered pursuant to this prospectus.

This prospectus describes the general manner in which the Shares may be offered and sold. When the Selling Stockholders sell shares of Common Stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

Our Common Stock is traded on The Nasdaq Global Market under the trading symbol “CDT.” On February 11, 2025, the last reported sale price of our Common Stock on The Nasdaq Global Market was $1.77.

On December 18, 2024 our stockholders approved a reverse split of our outstanding shares of Common Stock (the “Reverse Stock Split”) by a ratio within the range of 1-for-10 to 1-for-100, to be effective at the ratio and date to be determined by our Board of Directors. Our Board of Directors subsequently determined that the ratio of the Reverse Stock Split shall be 1-for-100. Following such approval, we filed an amendment to our second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, with an effective time of 5:00 p.m. Eastern Time on January 24, 2025. As a result of the Reverse Stock Split, every 100 shares of our Common Stock, either issued or outstanding, immediately prior to the filing and effectiveness of our amendment to our second amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware, was automatically combined and converted (without any further act) into one share of fully paid and nonassessable share of Common Stock. No fractional shares will be issued as a result of the Reverse Stock Split. Stockholders of record who would otherwise be entitled to receive a fractional share of Common Stock will receive a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price per share of the Common Stock (as adjusted for the Reverse Stock Split) on the Nasdaq Global Market on January 24, 2025.The Reverse Stock Split had the effect of reducing the aggregate number of outstanding shares of Common Stock from 179,839,001 shares on a pre-reverse split basis to a total of 1,798,390 shares outstanding on a post-reverse split basis (subject to adjustment for the rounding up of fractional shares resulting from the Reverse Stock Split).

All financial information, share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this registration statement have been adjusted to give effect to the Reverse Stock Split, except where otherwise stated.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

We have not, and the Selling Stockholders have not, authorized anyone to provide you with information different than or inconsistent with the information contained in or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the Selling Stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information contained in or incorporated by reference in this prospectus, any applicable prospectus supplement or in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, any applicable prospectus supplement, any free writing prospectus that we have authorized for use in connection with this prospectus and the documents incorporated by reference in this prospectus, any applicable prospectus supplement, any free writing prospectus that we have authorized for use in connection with this prospectus, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The distribution of this prospectus and this offering of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of our securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless expressly indicated or the context otherwise requires, references in this prospectus to the “Company,” the “Registrant,” “we,” “us,” and “our” refer to Conduit Pharmaceuticals Inc. and its subsidiaries on a consolidated basis (and the business of Old Conduit which became the business of the Company after giving effect to the Business Combination (as defined below)), unless the context requires otherwise.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, all applicable prospectus supplements, and any related free writing prospectus, including the risks of investing in our securities discussed in the section titled “Risk Factors” contained in this prospectus, all applicable prospectus supplements, and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Overview

Conduit has developed a unique business model that allows it to act as a conduit to bring clinical assets from pharmaceutical companies and develop new treatments for patients. Our novel approach addresses unmet medical needs and lengthens the intellectual property for our existing assets through cutting-edge solid-form technology and then commercializing these products with life science companies.

While simultaneously leveraging the capabilities of our Cambridge laboratory facility and highly experienced team of solid-form experts to extend or develop proprietary solid-form intellectual property for our existing and future clinical assets. Our own intellectual property portfolio comprises pending patent applications in several international jurisdictions describing a solid-form compound, the AZD1656 Cocrystal (a HK-4 Activator), targeting a wide range of autoimmune disorders. Additional patent applications include a novel composition of matter filing for CDT1656, the newly introduced asset in Conduit’s portfolio. CDT1656 combines AZD1656 with a second compound whose mechanism of action plays a critical role in the progression of autoimmune disorders and has shown potential across a range of conditions. Our pipeline research includes a number of compounds that serve as promising alternatives to existing clinical assets currently marketed and sold by large pharmaceutical companies, which we have identified as having an opportunity to develop further intellectual property positions through solid-form technology.

In connection with the funding and development of clinical assets, we evaluate and select the specific molecules to be developed and collaborate with external contract research organizations (“CROs”) and Key Opinion Leaders (“KOLs”) to run clinical trials that are managed, funded, and overseen by us. We intend to leverage our comprehensive clinical and scientific expertise in order to facilitate development of clinical assets through Phase II trials in an efficient manner by using CROs and third-party service providers. We will also collaborate closely with disease specific KOLs to collectively assess and determine the most appropriate indications for all our current and forthcoming assets.

We believe that successful Phase II trials of the clinical assets in our pipeline will increase the value of our assets. There is no assurance that any clinical trials on the assets owned or licensed by us will be successful, however, following a successful Phase II clinical trial, we would look to licensing opportunities with large biotech or pharmaceutical companies, typically for up-front milestone payments and royalty income streams for the life of the asset patent. We anticipate using any future royalty income stream to develop our asset portfolio in combination with other potential sources of financing, including debt or equity financing.

Outside of our proprietary owned patented clinical assets, AstraZeneca agreed to grant a license to the Company under certain intellectual property rights controlled by AstraZeneca related to HK-4 activators AZD1656 and AZD5658 in all indications and myeloperoxidase inhibitor AZD5904 for the treatment, prevention, and prophylaxis of idiopathic male infertility. The Company will be responsible for the development and commercialization of the relevant products licensed under the related License Agreement (the “Licensed Products”) described below. The Company is required to use commercially reasonable efforts to develop and commercialize the Licensed Products.

We plan to focus our efforts on developing clinical assets to address disorders that impact a large population where there is no present treatment or the present treatment, carries significant unwanted side effects.

We intend to initiate Phase 2a clinical trials to evaluate AZD1656 for the treatment of systemic lupus erythematosus (including lupus nephritis) and ANCA-associated vasculitis. This represents a significant development of AZD1656, underscoring our commitment to address unmet medical needs and our confidence in the asset’s potential to impact patient outcomes positively.

Carrying out Phase 2a, double-blind, placebo-controlled trials in patients suffering from systemic lupus erythematosus, inclusive of lupus nephritis patients, and patients suffering from ANCA-associated vasculitis, will allow us to assess the potential of AZD1656 across the full spectrum of lupus patients. Simultaneously, we will evaluate the potential of AZD1656 across the broader aspects of autoimmune disorders.

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Recent Developments Regarding the Selling Stockholders

A.G.P. Warrants

On October 29, 2024, the Company entered into the A.G.P. Bridge Agreement with A.G.P. pursuant to which A.G.P. made an advance (the “Advance”) to the Company in an amount not to exceed $600,000 (the “Commitment”). As partial consideration for the Advance, the Company issued the A.G.P. Warrants to purchase up to 28,624 shares of the Company’s Common Stock, which is equal to 50% of the sum of the Commitment divided by the closing price of the Company’s Common Stock on October 29, 2024, at an exercise price of $0.1048 per share.

The exercise of the A.G.P. Warrants and the issuance of the shares of Common Stock underlying the A.G.P. Warrants were subject to stockholder approval under applicable rules and regulations of The Nasdaq Stock Market LLC, to the extent required by such rules and regulations, of which was approved by the Company’s stockholders on the January 9, 2025 special meeting of stockholders (the “Special Meeting”).

Convertible Promissory Note with A.G.P./Alliance Global Partners

On November 25, 2024, the Company issued to A.G.P. the Convertible Note in the principal amount of $5,737,500 to evidence A.G.P.’s currently owed deferred commission. Unless earlier converted as specified in the Convertible Note, the principal amount plus all accrued but unpaid interest is due on November 25, 2025 (the “Maturity Date”). The Convertible Note accrues interest at 5.5% per annum.

At any time prior to the full payment of the Convertible Note, provided that A.G.P. has given at least three business days written notice to the Company, A.G.P., in its sole discretion, may elect to have all or any portion of the outstanding principal amount and all interest accrued converted into shares of the Company’s Common Stock at a fixed price of the lower of $10.00 and the market price per share at the time of the conversion date (but in no event less than $1.00), subject to adjustment as provided therein and to take into account any future share splits or reverse splits.

A.G.P. will not be entitled to receive the Company’s Common Stock upon conversion, if such conversion would result in A.G.P. owning greater than 9.99% of the Company’s then currently outstanding Common Stock. A.G.P. is also entitled to resale registration rights as identified in the November Convertible Note.

The Company may prepay the November Convertible Note in whole or in part. The November Convertible Note contains customary default provisions for a transaction of this nature. In the event of certain Events of Default (as defined in the November Convertible Note), all outstanding principal and accrued interest under the November Convertible Note will become, or may become at A.G.P.’s election, immediately due and payable to A.G.P.

Sarborg Services Agreement

On December 12, 2024, Sarborg and the Company entered into the Sarborg Services Agreement in which Sarborg provides algorithmic and cybernetic technology services to the Company, including the development of decision-support tools and advanced cybernetic systems tailored to enhance the Company’s decision-making processes and maximize the value of its pharmaceutical asset portfolio. The Sarborg Services Agreement has an initial term of twelve months, commencing on the effective date, and may be renewed or extended upon mutual written agreement of the parties. In consideration of the services, the Company agreed to pay Sarborg an initial cash payment of $200,000 and $200,000 payable through the issuance of 22,727 Shares, determined by the closing price on the day preceding the execution of the Sarborg Services Agreement. Further milestone payments payable in conjunction with the achievement of certain milestones over the term of the Agreement, if achieved, totaling up to $1,800,000, are payable in cash or shares, at the discretion of the Company. Dr. Regan, a director and significant stockholder of the Company, is a director of Sarborg but has no other direct or indirect interest, or beneficial ownership of, Sarborg.

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The Miscellaneous Issuances

The Miscellaneous Issuances consist of private issuances over the course of the Company’s existence which consist of (i) 8,161 Shares issued pursuant to the Heilbron Consulting Agreement in which Mr. Heilbron accrued consulting fees of $75,000 and Mr. Heilbron agreed to payment via Shares of the Company which was computed by dividing the $75,000 fees accrued by the closing price of the Company’s Common Stock on November 18, 2024; (b) 27,812 Shares issued in satisfaction of obligations the Company incurred under the Isayan Convertible Promissory Note in the principal amount of $800,000 which accrued interest at 20% per annum and was payable every six months from March 20, 2023, but was later amended by the Isayan Loan Extension Amendment pursuant to which the principal amount and accrued interest were satisfied via Shares issued to the Isayan Payees; (c) 5,690 Shares issued in satisfaction of obligations the Company incurred under the Reeves Loan Agreement in the principal amount of GBP $85,000, of which was amended by the Reeves Loan Variation Agreement; and (d) 5,690 Shares issued in satisfaction of obligations the Company incurred under the Bereika Loan Agreement in the principal amount of GBP $85,000, of which was amended by the Bereika Loan Variation Agreement.

Corporate Information

On September 22, 2023, a merger transaction (the “Business Combination”) between Conduit Pharmaceuticals Limited (“Old Conduit”), Murphy Canyon Acquisition Corp (“MURF”) and Conduit Merger Sub, Inc., a Cayman Islands exempted company and a wholly owned subsidiary of MURF (“Merger Sub”), was completed pursuant to the Agreement and Plan of Merger, dated November 8, 2022, as amended, (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, at the closing, (i) Merger Sub merged with and into Old Conduit, with Old Conduit surviving the Business Combination as a wholly-owned subsidiary of MURF, and (ii) MURF changed its name from Murphy Canyon Acquisition Corp. to Conduit Pharmaceuticals Inc.

Our principal executive offices are located at 4581 Tamiami Trail North, Suite 200, Naples, Florida 34103, and our telephone number is (646) 491-9132. Our website address is http://www.conduitpharma.com. The information contained on or otherwise accessible through our website is not part of this prospectus.

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The Offering

Shares of Common Stock offered by the Selling Stockholders	5,898,705 shares of Common Stock issuable upon the conversion of the Convertible Note, the exercise of the A.G.P Warrants, and issuance of shares pursuant to the Sarborg Services Agreement, Heilbron Consulting Agreement, Isayan Loan Agreements, Reeves Loan Agreements, and Bereika Loan Agreements.

Use of proceeds	We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares of Common Stock covered hereby by the Selling Stockholders. See “Use of Proceeds.”

Terms of this offering; Determination of offering price

The Selling Stockholders, including its transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of Common Stock offered by this prospectus from time to time on The Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The Selling Stockholders may offer or sell the shares of Common Stock offered by this prospectus at market prices prevailing at the time of sale, at prices related to prevailing market price or at privately negotiated prices.

The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock might not trade at market prices in excess of the offering price as prices for our Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity. See “Determination of Offering Price” and “Plan of Distribution” for more information.

Nasdaq symbol	Our Common Stock is listed on The Nasdaq Global Market under the symbol “CDT”.

Risk Factors	Investing in our securities involves a high degree of risk. See the section titled “Risk Factors” on page 6 of this prospectus and under similar headings in other documents incorporated by reference herein.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors described below and discussed in the sections titled “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended December 31, 2023 under the heading “Item 1A. Risk Factors,” and as described or may be described in any subsequent quarterly report on Form 10-Q under the heading “Item 1A. Risk Factors,” as well as in all applicable prospectus supplements and contained or to be contained in our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition, and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of the value of your investment.

We currently have limited working capital and continue to incur costs and expenses as part of our operations. Our current expenses and ongoing operations require substantial additional capital, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce, or cease our operations, including through a bankruptcy or liquidation.

Our operations have consumed substantial amounts of cash since our inception. As of September 30, 2024, we had an accumulated deficit of $26.7 million and our net loss was $15.5 million for the nine months ended September 30, 2024. As of February 5, 2025, we had cash and cash equivalents of approximately $740,000. We expect to continue to incur significant expenses and increasing operating losses. Our business requires additional capital for its ongoing operations. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the U.S. As we require additional funds, we may seek to fund our operations through the sale of additional equity securities, debt financing, and/or strategic collaboration agreements. We cannot be sure that additional financing from any of these sources will be available when needed or that, if available, the additional financing will be obtained on favorable terms.

If we are unable to raise additional capital in the short term, we may be required to materially curtail, reduce or cease our operations, including through a bankruptcy or liquidation. We could be forced to sell or dispose of our rights or assets. Any inability to raise adequate funds on commercially reasonable terms could have a material adverse effect on our business, results of operations, and financial condition, including the possibility that a lack of funds could cause our business to fail and our Company to file for bankruptcy or dissolve and liquidate with little or no return to investors.

Our business is dependent on the successful development, regulatory approval, and commercialization of our clinical assets, in particular glucokinase activators which we believe are active in a range of autoimmune disorders, which we refer to as AZD1656 and AZD5658, and a potent, irreversible inhibitor of human Myeloperoxidase that has the potential to treat idiopathic male infertility, which we refer to as AZD5904.

The success of our business, including our ability to finance our operations and generate any revenue in the future, will primarily depend on the successful development, regulatory approval, and commercialization or partnering of our clinical assets. In the future, we may also become dependent on just one of our clinical assets or any future clinical assets that we may in-license, acquire, or develop. The preclinical, clinical and commercial success of our clinical assets will depend on a number of factors, including the following:

●	the ability to raise additional capital to fund our current pre-clinical and clinical plans on acceptable terms, or at all;

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●	the timely completion of our clinical trials, which may be significantly slower or cost more than we currently anticipate and will depend substantially upon the performance of third-party contractors;

●	whether we are required by the FDA or similar foreign regulatory agencies to conduct additional preclinical or clinical trials beyond those planned to support the approval and commercialization of our clinical assets or any future clinical assets;

●	the acceptance of our proposed indications and primary endpoint assessments relating to the proposed indications of our clinical assets by the FDA or similar foreign regulatory authorities;

●	our ability to demonstrate the safety and efficacy of our clinical assets or any future clinical assets to the satisfaction of the FDA and similar foreign regulatory authorities;

●	the prevalence, duration, and severity of potential side effects experienced in connection with our clinical assets or future approved products, if any;

●	the timely receipt of necessary marketing approvals from the FDA and similar foreign regulatory authorities;

●	achieving and maintaining, and, where applicable, ensuring that our third-party contractors achieve and maintain, compliance with our contractual obligations and with all regulatory requirements applicable to our clinical assets or any future clinical assets or approved products, if any;

●	the ability of third parties with whom we contract to manufacture clinical trial and commercial supplies of our clinical assets or any future clinical assets, remain in good standing with regulatory agencies, and develop, validate, and maintain commercially viable manufacturing processes that are compliant with current good manufacturing practices (“cGMP”);

●	a continued acceptable safety profile during preclinical and clinical development and following approval of our clinical assets or any future clinical assets;

●	our ability to successfully commercialize our clinical assets or any future clinical assets in the U.S. and internationally, if approved for marketing, sale, and distribution in such countries and territories, whether alone or in collaboration with others;

●	the acceptance by physicians, patients, and payors of the benefits, safety, and efficacy of our clinical assets or any future clinical assets, if approved, including relative to alternative and competing treatments;

●	our ability to comply with numerous post-approval regulatory requirements;

●	our and our partners’ ability to establish and enforce intellectual property rights in and to our clinical assets or any future clinical assets;

●	our and our partners’ ability to avoid third-party patent interference or intellectual property infringement claims; and

●	our ability to in-license or acquire additional clinical assets or commercial-stage products that we believe that we can successfully develop and commercialize.

If we are unable to achieve one or more of the above factors, many of which are beyond our control, in a timely manner or at all, we could experience significant delays and increased costs or an inability to obtain regulatory approvals or commercialize our clinical assets. Even if regulatory approvals are obtained, we may never be able to successfully commercialize any of our clinical assets. Accordingly, we cannot assure investors that we will be able to generate sufficient revenue through the sale of our clinical assets or any future clinical assets to continue operations.

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The development of our clinical assets (AZD1656, AZD5658, and AZD5904) is expensive, time-consuming, and uncertain. Both preclinical and clinical trials may fail to adequately demonstrate pharmacologic activity in therapeutic areas of interest; cause unintended short- or long-term effects in other bodily systems; or produce unexpected toxicity that may alter or risk benefit assessment. Additionally, even if early-stage studies demonstrate potential, later-stage clinical trials may not replicate the findings, leading to delay, increased costs, or failures in regulatory approval.

The scientific discoveries that form the basis for our efforts to generate and develop our clinical assets are relatively recent, adding further complexity and risk to the process. AZD1656 is a glucokinase activator that may be efficacious in a number of Phase II ready autoimmune disorders including Lupus Nephritis, ANCA Vasculitis, uveitis, Hashimoto’s thyroiditis, preterm labor, and renal transplant failure. However, its successful development may require additional studies and efforts to optimize its therapeutic potential. AZD5685 is a HK-4 glucokinase activator that has the same mechanism of action to AZD1656 and is Phase II ready in a wide range of autoimmune disorders. In addition, our development pipeline includes what we believe to be a potent irreversible inhibitor of human myeloperoxidase (MPO) that has the potential to treat idiopathic male infertility, which we refer to as AZD5904. AZD5904 may not demonstrate in patients the therapeutic properties ascribed to it in the laboratory or preclinical studies, and may interact with human biological systems in unforeseen, ineffective, or even harmful ways. If we are not able to successfully develop and commercialize our clinical assets, including AZD1656, AZD5658, and AZD5904, we may never become profitable and the value of our capital stock may decline.

We have identified material weaknesses in our internal control over financial reporting. If we fail to remedy these weaknesses or maintain an effective system of internal controls, then our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected. We may identify additional material weaknesses in our internal controls over financing reporting which we may not be able to remedy in a timely manner.

In connection with the preparation and audit of the financial statements as of and for the fiscal years ended December 31, 2023 and 2022, material weaknesses were identified in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses primarily relate to the following matters that are relevant to the preparation of our financial statements:

●	We have limited segregation of duties. For the periods under audit, Old Conduit did not have any internal personnel in the financial accounting and reporting department, instead relied upon third party consultants to perform these activities.

●	We lack a formal process for review and approval of financial statements. For the periods under audit, especially prior to the Business Combination, numerous, recurring errors in account balances and disclosures were detected in the financial statements that resulted in a reasonable possibility that a material misstatement would not have been detected on a timely basis.

●	We did not design adequate and appropriate internal controls under an appropriate internal control over financial reporting framework, including monitoring controls and certain entity level controls.

●	We did not appropriately review and evaluate the accounting implications of all material transactions that occurred in the audit period which resulted in a restatement for previous periods.

If these material weaknesses are not remediated, it could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. We are implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses, although they have not been fully remediated as of the date of this prospectus.

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The material weaknesses will not be considered remediated until our remediation plan has been fully implemented, the applicable controls operate for a sufficient period of time, and we have concluded, through testing, that the newly implemented and enhanced controls are operating effectively. We currently do not have the financial resources to establish and implement a remediation plan. The Company expects commence a remediation plan once such financial resources are available by documenting and implementing such plan, followed with testing such controls over time. We cannot predict the success of such efforts or the outcome of its assessment of any such remediation efforts. Once undertaken, our efforts may not remediate these material weaknesses in our internal control over financial reporting, or additional material weaknesses may be identified in the future. A failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in the price of our Common Stock.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company,” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating.

We currently rely on agreements with third parties for the purpose of licensing our clinical assets. In the near-term, we intend to rely on third parties for the licensing of clinical assets and those which may arise through future partnerships.

We currently rely on agreements with third parties for the purpose of licensing clinical assets from large pharmaceutical companies. For example, we have a License Agreement with AstraZeneca pursuant to which we license clinical assets directly from AstraZeneca. If we are in breach of the agreement, the termination of such agreement could materially adversely affect our business, financial condition, operating results, and prospects. Our business strategy heavily depends on our ability to commercialize our clinical assets, and our ability to enter into and maintain license agreements relating to such clinical assets is critical to the success of our operations. In addition, while we hold our own intellectual property outside of the scope of our agreements with AstraZeneca, a termination of the agreement could adversely affect our business and ability to commercialize our clinical assets.

Concentration of ownership of our equity securities may have the effect of delaying or preventing a change in control.

As of February 11, 2025, Corvus Capital Limited (of which Dr. Regan, a director on our board of directors, is the Chief Executive Officer), Algo Holdings, Inc., and Dr. Regan personally, together hold an ownership interest of 302,927 shares of our Common Stock or approximately 8.3% of our outstanding Common Stock. As a result, a small number of our equity holders may have the ability to influence the outcome of corporate actions of the Company requiring stockholder approval, including the election all of the directors of the board of directors and the approval of significant corporate matters. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Common Stock.

As a result of the Business Combination with a special purpose acquisition company, regulatory obligations may impact us differently than other publicly traded companies.

We became a publicly traded company by completing the Business Combination with MURF, a special purpose acquisition company (a “SPAC”). As a result of the Business Combination, and the transactions contemplated thereby, our regulatory obligations have, and may continue to impact us differently than other publicly traded companies. For instance, the SEC and other regulatory agencies may issue additional guidance or apply further regulatory scrutiny to companies like us that have completed a business combination with a SPAC. Managing this regulatory environment, which has and may continue to evolve, could divert management’s attention from the operation of our business, negatively impact our ability to raise capital when needed, or have an adverse effect on the price of our Common Stock.

9

Nasdaq may delist our securities from trading on its exchange.

Our Common Stock is listed on The Nasdaq Global Market and our redeemable warrants are listed on The Nasdaq Global Market. Although we met the minimum initial listing standards of Nasdaq, which generally only requires that we meet certain requirements relating to stockholders’ equity, market capitalization, aggregate market value of publicly held shares, and distribution requirements, we cannot assure investors that our securities will continue to be listed on Nasdaq in the future.

For example, we have recently received multiple listing deficiency notices from Nasdaq, in connection with our failures to satisfy the continued listing requirements relating to Nasdaq’s rules regarding minimum bid price and low priced rule, the market value of publicly held shares, and the market value of listed securities. Although we intend to regain compliance with (i) the low priced rule, by having effected the reverse stock split, (ii) the minimum bid price rule, by having effected the reverse stock split, (iii) the market value of publicly held securities requirement and (iv) the market value of listed securities requirement, the inability to comply with Nasdaq’s continued requirements or standards could result in the delisting of our Common Stock, which could have a material adverse effect on our financial condition and could cause the value of the Common Stock to decline.

On December 17, 2024, Nasdaq issued a letter to the Company that as of December 17, 2024, it determined that the Company’s securities had a closing bid price of $0.10 or less for ten consecutive trading days, as disclosed above with reference to the low priced rule. Accordingly, the Company is subject to the provisions contemplated under Listing Rule 5810(c)(3)(A)(iii). As a result, Nasdaq had determined to delist the Company’s Common Stock and redeemable warrants from The Nasdaq Global Market, on December 27, 2024., The Company subsequently requested and received a hearing (the “Nasdaq Hearing”) from the Nasdaq Hearings Panel. The Company submitted a written plan of compliance to cure its above mentioned rule deficiencies to Nasdaq on January 22, 2025 and attended the Nasdaq Hearing for the Company on February 11, 2025, to which the Company has not yet received a determination. In its written plan of compliance, the Company highlighted its recently completed Reverse Stock Split to regain compliance with the minimum bid price and low priced rule requirements. With respect to the market value of publicly held securities requirement and the market value of listed securities requirement, the Company believes that a transfer to the Nasdaq Capital Market, if permitted, will cure the market value of publicly held securities requirement and, if provided additional time, can achieve the market value of listed securities requirement We cannot provide any assurance that the Reverse Stock Split will cure our minimum bid price and low priced rule deficiencies or that the Company’s plan of compliance to cure all of its existing deficiencies will be accepted by the Nasdaq Hearings Panel, or that if accepted by the Nasdaq Hearings Panel, will ultimately be successful and the Company’s Common Stock could be delisted.

If our Common Stock were to be delisted from trading on The Nasdaq Global Market and the trading price of our Common Stock were below $5.00 per share on the date the Common Stock is delisted, trading in our Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a “penny stock” and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally institutions. These additional requirements may discourage broker-dealers from effecting transactions in securities that are classified as penny stocks, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell such securities in the secondary market. A penny stock is defined generally as any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

The sale or availability for sale of shares issuable pursuant to this prospectus may depress the price of our Common Stock, dilute the interest of our existing stockholders, and encourage short sales by third parties, which could further depress the price of our Common Stock.

To the extent that investors sell shares of our Common Stock pursuant to this prospectus, the market price of our Common Stock may decrease due to the additional selling pressure in the market. Any downward pressure on the price of our Common Stock caused by the sale or potential sale of such shares could encourage short sales by third parties. Such sales could place downward pressure on the price of our Common Stock by increasing the number of shares of our Common Stock being sold, which could further contribute to any decline in the market price of our Common Stock.

10

Sales of substantial amounts of our common stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock.

The sale by the selling stockholders of a significant number of shares of common stock could have a material adverse effect on the market price of our common stock. In addition, the perception in the public markets that the selling stockholders may sell all or a portion of their shares as a result of the registration of such shares for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Corvus Capital Limited, one of our significant stockholders, and an entity controlled by one of our directors, pledged all of its shares of our Common Stock it owns in connection with an agreement with, and in favor of, Nirland. If such pledged shares are transferred to Nirland under such agreement, Nirland would have significant influence over us.

All of the shares of our Common Stock beneficially owned by Corvus Capital Limited, approximately 302,927 shares (or 8.3% of our outstanding Common Stock as of February 11, 2025) have been pledged to Nirland in connection with a participation and inducement agreement previously entered into between the two parties. Pursuant to such agreement, Corvus Capital Limited and its affiliates entered into a participation and inducement agreement with Nirland whereby Corvus Capital limited agreed to provide certain payments and economic benefits in the event Corvus Capital Limited sold or pledged in a debt transaction shares of our Common Stock it beneficially owned. Pursuant to such agreement, in certain circumstances, Nirland may have a right to cause Corvus Capital Limited to transfer certain of such shares to it. In the event of a transfer of all or apportion of such shares, Nirland could own a substantial and significant amount of our outstanding Common Stock. This concentration of ownership may have an adverse effect on us, including but not limited to, the effect of delaying or preventing a change in control, influencing the vote received on corporate actions that are submitted to our stockholders for approval and might adversely affect the market price of our Common Stock.

The Nirland Debt Agreements provide Nirland with liens on substantially all of our assets, including our intellectual property, and contain financial covenants and other restrictions on our actions, which may cause significant risks to our stockholders and may impact our ability to pursue certain transactions and operate our business.

On August 6, 2024, the Company entered into a Senior Secured Promissory Note (the “August 2024 Senior Secured Promissory Note”) and a Security Agreement (the “Security Agreement”, and collectively with the August 2024 Senior Secured Promissory Note, the “Nirland Debt Agreements”) with Nirland Limited (“Nirland”), pursuant to which the Company issued and sold to Nirland the August 2024 Senior Secured Promissory Note in the original principal amount of $2,650,000, inclusive of a $500,000 original issuance discount.

Pursuant to terms of the Nirland Debt Agreements, of which the Company and Nirland amended the Nirland Debt Agreements (the “Debt Amendment”), we have granted liens on substantially all of our assets, including our intellectual property, as collateral, and have agreed to significant covenants, including covenants that materially limit our ability to take certain actions, including our ability to pay dividends, make certain investments and other payments, incur additional indebtedness, encumber and dispose of assets and customary events of default, including failure to pay amounts due, breaches of covenants and warranties, material adverse effect events, certain cross defaults and judgements and insolvency.

A failure to comply with the covenants and other provisions of these agreements, including any failure to make a payment when required, would generally result in events of default under such instruments. If we are unable to make payment on our outstanding debt when due, the secured lender may foreclose on and sell the assets securing such indebtedness, which includes substantially all of our property, to satisfy our payment obligations, which could prevent us from accessing those assets for our business and conducting our business as planned. Our business, financial condition, prospects and results of operations could be materially adversely affected as a result of any of these events.

11

We will require substantial additional funding in the future, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce, or cease our operations.

Our operations have consumed substantial amounts of cash since our inception. As of September 30, 2024, we had an accumulated deficit of $26.7 million and our net loss was $15.5 million for the nine months ended September 30, 2024. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. Our business will require substantial additional capital for implementation of our long-term business plan and development of clinical assets. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the U.S. As we require additional funds, we may seek to fund our operations through the sale of additional equity securities, debt financing, and/or strategic collaboration agreements. We cannot be sure that additional financing from any of these sources will be available when needed or that, if available, the additional financing will be obtained on favorable terms.

Our future funding requirements will depend on many factors, including, but not limited to:

●	the progress, timing, scope, and costs of our clinical trials, including the ability to timely enroll patients in our potential future clinical trials;

●	the outcome, timing, and cost of regulatory approvals by the FDA and comparable regulatory authorities, including the potential that the FDA or comparable regulatory authorities may require that we perform more studies than those that we currently expect;

●	the amount of revenues, if any, from our current clinical assets or any future clinical assets;

●	the terms and timing of any potential future collaborations, licensing, or other arrangements that we may establish;

●	cash requirements of any future acquisitions and/or the development of other clinical assets;

●	the costs of operating as a public company;

●	the time and cost necessary to respond to technological and market developments;

●	any disputes which may occur between us, employees, collaborators, or other prospective business partners; and

●	the costs of filing, prosecuting, defending, and enforcing any patent claims and other intellectual property rights.

If we raise additional funds by selling shares of our Common Stock or other equity-linked securities, the ownership interest of our current stockholders will be diluted. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. If we raise additional funds through collaborations, strategic alliances or marketing, distribution, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, or clinical assets or to grant licenses on terms that may not be acceptable to us. If we raise additional funds through debt financing, we may have to grant, if able, a security interest on our assets to the future lenders, our debt service costs may be substantial, and any current or future lenders may have a preferential position in connection with any future bankruptcy or liquidation involving the Company.

On February 11, 2025, the last quoted sale price for our Common Stock as reported on Nasdaq was $1.77 per share. Currently, the exercise prices of the Company’s warrants are greater than the current market price of our Common Stock. Accordingly, such warrants are unlikely to be exercised and therefore the Company does not expect to receive any proceeds from such exercise of the warrants in the near term. Whether any holders of warrants determine to exercise such warrants, which would result in cash proceeds to the Company, will likely depend upon the market price of our Common Stock at the time of any such holder’s determination.

12

If we are unable to raise additional capital when needed, we may be required to curtail the development of our technology or materially curtail or reduce our operations. We could be forced to sell or dispose of our rights or assets. Any inability to raise adequate funds on commercially reasonable terms could have a material adverse effect on our business, results of operations, and financial condition, including the possibility that a lack of funds could cause our business to fail and our Company to dissolve and liquidate with little or no return to investors.

Provisions of the A.G.P. Warrants could discourage an acquisition of us by a third party.

Certain provisions of the A.G.P. Warrants could make it more difficult or expensive for a third party to acquire us. Further, the A.G.P. Warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exceptions, holders of such warrants will have the right, at their option, to receive from us or a successor entity the same type or form of consideration (and in the same proportion) that is being offered and paid to the holders of our Common Stock in the fundamental transaction in the amount of the Black Scholes value (as described in such warrants) of the unexercised portion of the applicable A.G.P. Warrants on the date of the consummation of the fundamental transaction. These and other provisions of the A.G.P. Warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to the holders of our Common Stock.

The A.G.P. Warrants may be accounted for as liabilities and the changes in value of such A.G.P. Warrants may have a material effect on our financial results.

We are currently evaluating the terms of the A.G.P. Warrants. It is possible that we will conclude that, because of the terms of such A.G.P. Warrants, such A.G.P. Warrants should be accounted for as liability instruments. As a result, we would be required to classify the A.G.P. Warrants as liabilities. Under the liability accounting treatment, we would be required to measure the fair value of these instruments at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors that are outside our control. In the event the A.G.P. Warrants are required to be accounted for under liability accounting treatment, we will recognize noncash gains or losses due to the quarterly fair valuation of these warrants, which could be material. The impact of changes in fair value on our financial results may have an adverse effect on the market price of our Common Stock and/or our stockholders’ equity, which may make it harder for us to, or prevent us from, meeting the continued listing standards of the Nasdaq Global Market.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer or sell the shares of Common Stock offered by this prospectus at market prices prevailing at the time of sale, at prices related to prevailing market price or at privately negotiated prices. The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock might not trade at market prices in excess of the offering price as prices for our Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity. See “Plan of Distribution” for more information.

13

SELECTED FINANCIAL DATA REFLECTING

THE REVERSE STOCK SPLIT

On January 24, 2025 we effected the Reverse Stock Split, at a ratio of 1-for-100. The total number of issued and outstanding shares of Common Stock was reduced from approximately 179,839,001 shares to approximately 1,798,390 shares, and as of February 11, 2025 is approximately 3,642,289 shares. The par value per share of Common Stock remained unchanged. Our audited consolidated financial statements included in our 2023 Annual Report on Form 10-K and our unaudited financial statements as of March 31, 2024, June 30, 2024, and September 30, 2024, which are incorporated by reference into this prospectus, are presented without giving effect to the Reverse Stock Split. Except where the context otherwise requires, all financial information, share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices in this registration statement reflect the Reverse Stock Split.

The following selected financial data has been adjusted to reflect the Reverse Stock Split for all periods presented. Our historical results are not indicative of the results that may be expected in the future and results of interim periods are not indicative of the results for the entire year.

As reported:

	Year Ended December 31,
	2023	2022

Net income (loss)	$(535)	$(4,887)
Less: Change in fair value and income impact of option liabilities	$(5,521)	$-
Net income (loss) - diluted	$(6,056)	$(4,887)
Basic earnings/(net loss) per share	$(0.01)	$(0.13)
Diluted earnings/(net loss) per share	$(0.09)	$(0.13)
Basic weighted-average common shares outstanding	66,973,906	37,447,918
Diluted weighted-average common shares outstanding	67,893,881	37,447,918

As adjusted for the 2025 Reverse Stock Split:

	Year Ended December 31,
	2023	2022
	(unaudited)
Net income (loss)	$(535)	$(4,887)
Less: Change in fair value and income impact of option liabilities	$(5,521)	$-
Net income (loss) - diluted	$(6,056)	$(4,887)
Basic earnings/(net loss) per share	$(0.80)	$(13.05)
Diluted earnings/(net loss) per share	$(8.92)	$(13.05)
Basic weighted-average common shares outstanding	669,739	374,479
Diluted weighted-average common shares outstanding	678,939	374,479

As reported:

	Three Months ended March 31,
	2024	2023

Net loss	$(3,552)	$(1,672)
Less: Change in fair value and income impact of option liabilities	$-	$(136)
Net loss - diluted	$(3,552)	$(1,808)
Basic net loss per share	$(0.05)	$(0.03)
Diluted net loss per share	$(0.05)	$(0.03)
Basic weighted-average common shares outstanding	73,829,536	64,626,430
Diluted weighted-average common shares outstanding	73,829,536	65,021,890

As adjusted for the 2025 Reverse Stock Split:

	Three Months ended March 31,,
	2024	2023
	(unaudited)
Net loss	$(3,552)	$(1,672)
Less: Change in fair value and income impact of option liabilities	$-	$(136)
Net loss - diluted	$(3,552)	$(1,808)
Basic net loss per share	$(4.81)	$(2.59)
Diluted net loss per share	$(4.81)	$(2.78)
Basic weighted-average common shares outstanding	738,295	646,264
Diluted weighted-average common shares outstanding	738,295	650,219

14

As reported:

	Three Months ended June 30		Six Months ended June 30,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
Net loss	$(5,383)	$(1,733)	$(8,935)	$(3,405)
Less: Change in fair value and income impact of option liabilities	$-	$252	$-	$388
Net loss - diluted	$(5,383)	$(1,481)	$(8,935)	$(3,017)
Basic net loss per share	$(0.07)	$(0.03)	$(0.12)	$(0.05)
Diluted net loss per share	$(0.07)	$(0.02)	$(0.12)	$(0.05)
Basic weighted-average common shares outstanding	73,851,440	64,626,430	73,840,488	64,626,430
Diluted weighted-average common shares outstanding	73,851,440	65,825,568	73,840,488	65,425,949

As adjusted for the 2025 Reverse Stock Split:

	Three Months ended June 30		Six Months ended June 30,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
Net loss	$(5,383)	$(1,733)	$(8,935)	$(3,405)
Less: Change in fair value and income impact of option liabilities	$-	$252	$-	$388
Net loss - diluted	$(5,383)	$(1,481)	$(8,935)	$(3,017)
Basic net loss per share	$(7.29)	$(2.68)	$(12.10)	$(5.27)
Diluted net loss per share	$(7.29)	$(2.25)	$(12.10)	$(4.61)
Basic weighted-average common shares outstanding	738,514	646,264	738,405	646,264
Diluted weighted-average common shares outstanding	738,514	658,256	738,405	654,259

As reported:

	Three Months ended September 30		Nine Months ended September 30,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
Net (loss) income	$(6,461)	$2,625	$(15,396)	$(780)
Basic earnings/(net loss) per share	$(0.07)	$0.04	$(0.20)	$(0.01)
Diluted earnings/(net loss) per share	$(0.07)	$0.01	$(0.20)	$(0.06)
Basic weighted-average common shares outstanding	87,155,077	65,410,172	78,311,080	64,890,548
Diluted weighted-average common shares outstanding	87,155,077	66,132,588	78,311,080	65,486,891

As adjusted for the 2025 Reverse Stock Split:

	Three Months ended September 30		Nine Months ended September 30,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
Net (loss) income	$(6,461)	$2,625	$(15,396)	$(780)
Basic earnings/(net loss) per share	$(7.41)	$4.01	$(19.66)	$(1.20)
Diluted earnings/(net loss) per share	$(7.41)	$3.97	$(19.66)	$(1.19)
Basic weighted-average common shares outstanding	871,551	654,102	783,111	648,905
Diluted weighted-average common shares outstanding	871,551	661,326	783,111	654,869

15

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to:

●	our ability to meet future capital requirements to fund our operations, which may involve debt and/or equity financing, and to obtain such debt and/or equity financing on favorable terms, and our sources and uses of cash

●	the ability to maintain the listing of our securities on Nasdaq, and the potential liquidity and trading of our securities;

●	the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against us;

●	the risk of disruption to our current plans and operations;

●	the ability to recognize the anticipated benefits of our business and the Business Combination (as defined above), which may be affected by, among other things, competition and the ability to grow, manage growth profitably, and retain key employees;

●	costs related to our business;

●	changes in applicable laws or regulations;

●	our ability to execute our plans to develop and commercialize our current clinical assets, as well as any future clinical assets that we license, and the timing of any such commercialization;

●	our ability to maintain existing license agreements;

●	our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing;

●	our ability to achieve and maintain profitability in the future;

●	our financial performance; and

●	other factors disclosed under the section entitled “Risk Factors” herein.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “intends,” “may,” “plans,” “potential,” “will,” “would,” or the negative of these terms or other similar expressions. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks in the section titled “Risk Factors”, in any prospectus, prospectus supplement and free writing prospectuses we may authorize for use in connection with this offering, and in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

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USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale or disposition of shares of Common Stock held by the Selling Stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition by the Selling Stockholders identified in the table below of up to an aggregate 5,898,705 shares of our Common Stock issuable upon the exercise of the Convertible Note and the A.G.P Warrants, and issued pursuant to the Sarborg Services Agreement, Heilbron Consulting Agreement, Isayan Loan Agreements, Reeves Loan Agreements, and Bereika Loan Agreements. The Selling Stockholders acquired their securities in the transactions described above under the heading “Convertible Promissory Note with A.G.P./Alliance Global Partners,” “A.G.P. Warrants,” “Sarborg Services Agreement,” and “The Miscellaneous Issuances.”

The Convertible Note and the A.G.P. Warrants held by A.G.P. contains limitations which prevent the holder from converting the Convertible Note and the A.G.P. Warrants if such conversion would cause A.G.P., together with certain related parties, to beneficially own a number of shares of Common Stock which would exceed 9.99% of our then outstanding shares of Common Stock following such conversion, excluding for purposes of such determination, shares of Common Stock issuable upon conversion of the Convertible Note and the A.G.P. Warrants which have not been converted. In addition, the conversion of the Convertible Note and the exercise of the A.G.P. Warrants, and the issuance of the shares of Common Stock underlying such note and warrant, was subject to stockholder approval under applicable rules and regulations of Nasdaq, which approval was obtained on December 18, 2024.

The table below sets forth, as of February 11, 2025, the following information regarding the Selling Stockholders:

●	the name of the Selling Stockholders;

●	the number of shares of Common Stock owned by the Selling Stockholders prior to this offering, without regard to any beneficial ownership limitations contained in the Convertible Note and the A.G.P. Warrants;

●	the number of shares of Common Stock to be offered by the Selling Stockholders in this offering;

●	the number of shares of Common Stock to be owned by the Selling Stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus; and

●	the percentage of our issued and outstanding shares of Common Stock to be owned by Selling Stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus based on the number of shares of Common Stock issued and outstanding as of February 11, 2025.

Except as described above, the number of shares of Common Stock beneficially owned by the Selling Stockholders has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of Common Stock that the Selling Stockholder has the right to acquire within 60 days of February 11, 2025.

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All information with respect to the Common Stock ownership of the Selling Stockholders has been furnished by or on behalf of the Selling Stockholders. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholders have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by the Selling Stockholders. Because the Selling Stockholders identified in the table may sell some or all of the shares of Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholders will sell all of the shares of Common Stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. Except as set forth below, the Selling Stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of Common Stock or other securities.

Name of Selling Stockholders	Shares Owned prior to Offering (1)		Shares Offered by this Prospectus	Shares Owned after Offering	Percentage of Shares Beneficially Owned after Offering (1)
A.G.P./Alliance Global Partners	5,828,625	(2)	5,828,625	0	*
Taylor Partners Limited	22,727	(3)	22,727	0	*
Jack Heilbron	8,161	(4)	8,161	0	*
Isayan Payees	27,812	(5)	27,812	0	*
Anthony Reeves	5,690	(6)	5,690	0	*
Jerry Bereika	5,690	(7)	5,690	0	*

* Less than 1.0%.

(1)	Percentages are based on 3,642,289 shares of Common Stock outstanding as of February 11, 2025, assuming the resale of all of the shares of Common Stock covered by this prospectus.

(2)	Consists of (i) up to 5,800,000 shares of Common Stock that may be issued, assuming the minimum conversion price, upon conversion of the Convertible Note and (ii) up to 28,625 shares of Common Stock that may be issued upon exercise of the A.G.P. Warrants. The securities are directly held by A.G.P.

(3)	Issued to Taylor Partners Limited at the request of Sarborg pursuant to the Sarborg Services Agreement.

(4)	Issuable pursuant to the Heilbron Consulting Agreement.

(5)	Issuable pursuant to the Isayan Loan Agreements.

(6)	Issuable pursuant to the Reeves Loan Agreements.

(7)	Issuable pursuant to the Bereika Loan Agreements.

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DESCRIPTION OF COMMON STOCK

The following is a description of our securities of as set forth in certain provisions of our Second Amended and Restated Certificate of Incorporation (the “Charter”) and our Amended and Restated Bylaws (the “Bylaws”), each previously filed with the SEC and incorporated by reference as an exhibit to this registration statement. This summary does not purport to be complete and is qualified in its entirety by the full text of the Charter, Bylaws, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Charter, Bylaws, and the applicable portions of the DGCL carefully, along with the terms of any securities offered for sale pursuant to a prospectus.

General

The total amount of authorized capital stock of the Company consists of 250,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

As of February 11, 2025, our issued and outstanding capital stock consists of 3,642,289 shares of common stock and no shares of Preferred Stock.

Common Stock

Voting

The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the voting power represented by shares of Common Stock voted for the election of directors can elect all of the directors.

Dividends

Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the board of directors from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Other Rights

Holders of Common Stock do not have any conversion, preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to the Common Stock.

Nasdaq Global Market Listing

Our Common Stock is listed on The Nasdaq Global Market under the symbol “CDT.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Vstock Transfer, LLC, with an address of 18 Lafayette Place, Woodmere, NY 11598.

ANTI-TAKEOVER EFFECTS OF THE CHARTER AND THE BYLAWS

We have certain anti-takeover provisions in place as follows:

Special Meeting of Stockholders

Our Bylaws provide that, subject to the rights of the holders of any outstanding series of our Preferred Stock and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by (i) the chairperson of the board of directors, (ii) the chief executive officer, or (iii) a majority vote of our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that, in addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at our principal executive offices (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting, or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company.

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Authorized but Unissued Shares

Our authorized but unissued Common Stock and Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

Exclusive Forum Selection

Our Charter requires that, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the second amended and restated certificate of incorporation or the bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the foregoing will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) to the fullest extent permitted by the applicable law, the federal district courts of the United States of America for the District of Delaware and the Court of Chancery of the State of Delaware shall have concurrent jurisdiction for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or any of the Company’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. The Company cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Charter to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm the Company’s business, operating results, and financial condition.

Limitation on Liability and Indemnification of Directors and Officers

Our Charter provides that directors and officers will be indemnified by the Company to the fullest extent authorized by Delaware law as it now exists or may in the future be amended.

Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify the directors and officers.

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These provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and the Company’s stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The Selling Stockholders of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Global Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices.

The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

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In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each of the Selling Stockholders have informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our Common Stock is listed on The Nasdaq Global Market under the symbol “CDT”.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Thompson Hine LLP, New York, New York.

EXPERTS

The consolidated financial statements of Conduit Pharmaceuticals Inc. as of and for the years ended December 31, 2023 and 2022, incorporated by reference in this prospectus and registration statement of which this prospectus is a part have been audited by Marcum LLP, an independent registered public accounting firm, as stated in its report thereon, and which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Copies of certain information filed by us with the SEC are also available on our website at www.conduitpharma.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or any prospectus supplement. Our website address is included in this prospectus as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC through the SEC’s website at the address provided above. Forms of the indenture and other documents establishing the terms of any offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement.

The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 16, 2024;

●	our Quarterly Reports on Form 10-Q for the period ended March 31, 2024, June 30, 2024, and September 30, 2024 filed with the SEC on May 14, 2024 (as amended on November 14, 2024), August 12, 2024 (as amended on November 14, 2024), and November 14, 2024 respectively;

●	our Current Reports on Form 8-K, filed with the SEC on April 16, 2024, May 31, 2024, July 1, 2024, July 11, 2024, August 7, 2024, August 8, 2024, August 16, 2024, September 6, 2024, October 15, 2024, November 1, 2024, November 14, 2024, November 19, 2024, November 25, 2024, December 17, 2024, December 20, 2024, January 14, 2025, January 23, 2025, and February 11, 2025;

●	the description of our securities contained in our Annual Report on Form 10-K, filed with the SEC on April 16, 2024, as well as any additional amendments or reports filed for the purpose of updating such description; and

●	our definitive proxy statement on Schedule 14A, as filed with the SEC on October 28, 2024, and our definitive proxy statement on Schedule 14A, as filed with the SEC on December 6, 2024.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, including all such reports and other documents filed with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents by writing us at 4581 Tamiami Trail North, Suite 200, Naples, Florida 34103 or by telephoning us at (646) 491-9132.

Notwithstanding the statements in the preceding paragraphs, no document, report, or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus or any prospectus supplement.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

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5,898,705 Shares of Common Stock

PROSPECTUS

February 12, 2025

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.